EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 13, 2019 with respect to the statements of condition including the related portfolios of Dividend Sustainability Strategic Opportunity Portfolio 2019-1; Global High Dividend Portfolio 2019-1 and Turnaround Strategy Portfolio 2019-1 (included in Invesco Unit Trusts, Series 1946) as of February 13, 2019 contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-228780) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 13, 2019